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EXHIBIT 23(a)




                        Consent of Independent Auditors'




The Board of Directors
Insilco Corporation:

We consent to incorporation by reference in the registration statements of the Insilco Corporation Employee Thrift Plan, the 1993 Nonemployee Director Stock Incentive Plan and the 1993 Long-term Incentive Plan on Form S-8 of Insilco Corporation of our report dated January 30, 1998, except as to note 21, which is as of June 8, 1998 and note 2, which is as of July 7, 1998, relating to the consolidated balance sheets of Insilco Corporation and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which report appears in the December 31, 1997, annual report on Form 10-K/A
No. 2 of Insilco Corporation.



                                                         KPMG Peat Marwick LLP


Columbus, Ohio
July 7, 1998